Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1 of our audit report dated March 27, 2025, with respect to the balance sheets of USA Opportunity Income One, Inc. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for each of the years in the two-year period ended December 31, 2024.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

October 16, 2025